PBF Energy Announces Election of Wayne A. Budd to its Board of Directors

PARSIPPANY, NJ- February 11, 2014 - PBF Energy Inc. (NYSE: PBF) announced today the election of Wayne A. Budd as an independent member of its Board of Directors. The company’s Board of Directors now consists of ten members, including nine independent directors.

Mr. Budd has over 40 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, he served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner of Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts.

Mr. Budd previously served as a director of Tosco Corp. and Premcor Inc. and currently serves as a director at McKesson Corporation. He is the past Chairman of the National Board of the American Automobile Association and currently serves as a director of the American Automobile Association of Southern New England.

Mr. Budd earned a bachelor's degree from Boston College and a Juris Doctorate from Wayne State University Law School.

Thomas D. O’Malley, PBF’s Executive Chairman, said, “We are very pleased to have Mr. Budd join PBF’s Board. Wayne Budd brings to PBF a wealth of experience as evidenced by his private sector practice and high-profile public service career. He was a valuable member of the Premcor and Tosco Boards of Directors and will be an outstanding addition to PBF’s Board of Directors.”

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994